Exhibit 10.6

Alibaba Group Holding Limited (the “Company”)

Senior Management Equity Incentive Plan (the “Plan”)

Background:	In July 2009 the Company repurchased approximately 15.1 million ordinary shares of the Company (“Alibaba Shares”) from certain shareholders pursuant to a repurchase mandate authorized by the Board. As a result, the outstanding share capital of the Company was reduced by the number of Alibaba Shares repurchased. The board of directors of the Company on January 30, 2010 resolved that “a pool of 15 million shares be reserved for issue to members of management of the Company under a management share purchase plan, subject to such terms and conditions, including an analysis of the accounting impact, to be further proposed by management to the Board for approval at a later date”.

Purpose:	The purpose of the Plan is to provide long term incentive to and promote a strong sense of ownership among a select group of senior management of the Company.

Plan Administrator:	The administrator of the Plan shall be a committee comprised of Jack Ma and Joe Tsai (the “Administrator”).

Participants:	Senior management of the Company selected from a pool of candidates with job level of Senior Director (M5/P10) and above (each a “Participant” and together, “Participants”). The Participants and the allocation each shall be entitled to will be selected by criteria set by the Administrator, including but not limited to, contribution to the Company, professional potential, personal integrity, adherence to Company culture and values, etc.

Allocated Shares:	15,000,000 newly issued Alibaba Shares will be allocated to the Plan (the “Plan Shares”).

Plan Vehicle:	The Plan Shares will be held by a Cayman Islands company established as a special-purpose vehicle (the “SPV”). The SPV will hold the Plan Shares until they are delivered to Participants (or entities established by them) upon redemptions from time to time pursuant to the redemption provisions below.

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SPV Securities:

The SPV will issue two classes of securities:

(i)     15,000,000 voting ordinary shares (“OS”);

(ii)    15,000,000 non-voting preference shares (“PS”).

The OS will be issued to the Company, which will issue the Plan Shares to the SPV in exchange for the OS. The PS will be issued to the Participants (or an entity or entities established by them) at such purchase price (the “Purchase Price”) as may be determined by the Administrator from time to time.

Voting:	The SPV shall enter into a voting agreement with holders of the PS to vote the Plan Shares in accordance with the instructions of such holders.

Dividends and Other Distributions:	If dividends or other distributions (cash, securities or otherwise) are received by the SPV with respect to the Plan Shares, then the amount of any such distribution shall be distributed in turn to the Company as holder of the OS and shall reduce the Base Price (as defined below) until the Base Price becomes zero. Any amount of distributions with respect to the Plan Shares that exceeds the Base Price shall be paid to the holders of the PS on a pro rata basis.

Redemption:	PS shall be redeemable at the option of a Participant at any time beginning upon the earlier to occur of (i) an IPO of the Alibaba Shares (subject to regulatory and underwriters’ blackouts), and (ii) five years from the date of issuance of the PS to the Participant (the period before the lapsed of the restriction above, whichever is earlier, is referred to as the “Restricted Period”); provided, however, that the right of the Participant to redeem any PS held by him/her shall be permanently forfeited if, at any time, such Participant becomes a shareholder (other than shares of listed companies purchased on the open market but no more than 1% of the outstanding number of such shares), director, employee or consultant of a “Competitor” of the Company as determined by the Administrator (in such case, the PS with respect to which redemption rights have been forfeited shall be referred to as “Non-Redeemable PS”). After the Restricted Period, a holder of PS may require the SPV to redeem, in whole or in part, any number of PS that such holder owns by delivering to the SPV a written notice of redemption (“Redemption Notice”). The date on which the SPV receives the Redemption Notice shall be the “Redemption Date”.

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Upon redemption, the SPV shall exchange the relevant PS being redeemed for such number of Plan Shares as calculated below by transferring such Plan Shares to the holder of the PS. The number of Plan Shares deliverable upon redemption of PS shall be calculated pursuant to the formula below:

Number of Plan Shares deliverable =	Number of PS redeemed x	FMV per Plan Share - Base Price
FMV per Plan Share

Where:

(i)     “FMV per Plan Share” means the fair market value of a Plan Share, where “fair market value” means (a) if the Alibaba Shares are listed on a recognized stock exchange, the closing price of the Alibaba Shares on the Redemption Date, or (b) if the Alibaba Shares are not listed on a recognized stock exchange, the fair value of such Shares as determined by an independent appraiser designated by the Administrator;

(ii) “Base Price” shall be US$4.00 initially, which shall be adjusted down from time to time to reflect dividends or other distributions with respect to the Plan Shares; and
(iii) If the FMV per Plan Share is equal to or less than the Base Price at the time of redemption, then the number of Plan Shares deliverable to the holder shall be zero.

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Transfers	The PS shall not be transferable to third parties other than transfers to “Permitted Transferees”. “Permitted Transferees” shall mean the Participant’s immediate family members (spouse, parents, siblings and children) and any entity established to benefit the Participant or his/her immediate family.

Tax Considerations	It is contemplated that, in connection with a redemption of the PS, any gain arising from the exchange of PS for Plan Shares should be treated as capital gains to the holder. The holder shall be responsible for the payment of any tax liability in this connection and will indemnify the Company and the SPV against any taxes (withholding or otherwise) that may be imposed on them by the relevant tax authorities.

Liquidation of SPV	Upon full redemption of all of the PS, as a result of which no more PS are outstanding, the SPV shall be liquidated and any Plan Shares remaining in the SPV shall be distributed to the Company with respect to the OS in a liquidating distribution or sold for cash, which shall be distributed to the Company.

The SPV shall not be liquidated if there are any PS outstanding, except that the SPV may be liquidated if the only PS outstanding are Non-Redeemable PS.

If any Non-Redeemable PS are outstanding at the time of liquidation, the holder of such Non-Redeemable PS shall be entitled to receive the Purchase Price that the holder originally paid with respect to such Non-Redeemable PS in the liquidation.

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